As filed with the Securities and Exchange Commission on December 14, 2001

Registration No. 333-_________
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

S1 CORPORATION
(Exact name of registrant as specified in its governing instrument)

Delaware (State of Organization)	58-2395199 (I.R.S. Employer Identification Number)
3500 Lenox Road, Suite 200
Atlanta, GA 30326
(Address of principal executive offices)

Richard Dobb, Esq.
Vice President, General Counsel and Secretary
3500 Lenox Road, Suite 200
Atlanta, GA 30326
(404) 923-3500
(Name and address of agent for service)

Copies to:
Stuart G. Stein, Esq.
HOGAN & HARTSON L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-8575

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐_________
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Class	Amount to be	Aggregate Price per	Aggregate Offering	Amount of
of Securities Being Registered	Registered	Common Share (1)	Price (1)	Registration Fee (1)

Common Stock, $0.01 par value per share	1,022,503	$15.86	$16,216,897.58	$3,875.84

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the Nasdaq National Market Tier on December 10, 2001.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is unlawful.

SUBJECT TO COMPLETION DATED DECEMBER 14, 2001

PROSPECTUS

1,022,503 Shares

S1 CORPORATION
Common Stock

     The selling stockholders named in this prospectus may offer and sell up to 1,022,503 shares of our common stock. We are registering the resale of the offered shares as required by the terms of our agreements with the selling stockholders. We issued these shares in connection with the acquisition of Software Dynamics, Incorporated. The registration of the offered shares does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. Although we will incur expenses of approximately $20,100 in connection with the registration of these shares, we will not receive any cash proceeds if they are sold. The selling stockholders, however, are responsible for their own brokerage commissions and similar expenses.

     Our common stock is quoted on the Nasdaq Stock Market’s National Market Tier under the symbol “SONE.”

     On December 13, 2001 the last reported sale price for our common stock on Nasdaq was $15.81.

Investing in S1 common stock involves risks.
See “Risk Factors” beginning on page 3 before purchasing the common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The selling stockholders may from time to time offer and sell all or a portion of the offered shares in transactions on Nasdaq or any other national securities exchange or quotation service on which the offered shares are listed or quoted at the time of the sale, in the over-the-counter market, in negotiated transactions or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices. The offered shares may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agents or broker-dealers and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in this prospectus under the caption “Plan of Distribution” or in any accompanying prospectus supplement. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of the offered shares to be made directly or through agents. The selling stockholders and any agents or broker-dealers participating in the distribution of the offered shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit on the sale of offered shares by the selling stockholders and any commissions received by any agents or broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

The date of this prospectus is December       , 2001.

S1 Corporation

     We are a leading global provider of enterprise software solutions to more than 2,600 banks, credit unions, insurance providers, and investment firms. We are enabling financial service providers to create a complete Integrated eFinance Experience™ by delivering the tools necessary to meet the evolving demands of their customers across various lines of businesses, market segments and delivery channels. Through our Open eFinance Architecture™, we offer a broad range of applications that empower financial institutions to increase revenue, strengthen customer relationships and gain competitive advantage. Additionally, our professional services organization can implement S1 applications in-house or we can host these applications for our customers in an S1 data center.

     Our principal executive offices are located at 3500 Lenox Road, Suite 200, Atlanta, Georgia 30326, and our telephone number is (404) 923-3500. We maintain a homepage on the Internet at www.s1.com. That web site is not a part of this prospectus.

RISK FACTORS

     You should consider carefully the following risks before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could decline, and you may lose all or a part of the money you paid to buy our common stock.

Our quarterly operating results may fluctuate and any fluctuations could adversely affect the price of our common stock

     Our quarterly operating results have fluctuated significantly to date. If we fail to meet the expectations of securities analysts or investors as a result of any future fluctuations in our quarterly operating results, the market price of our common stock would likely decline. We expect that we may experience fluctuations in future quarters because:

•	we cannot accurately predict the number and timing of contracts we will sign in a period, in part because the budget constraints and internal review processes of existing and potential clients are not within our control;

•	our clients’ orders tend to be relatively large, and in any given period a substantial portion of our revenues may be attributable to a few clients;

•	the length of our sales cycle to large financial organizations generally lasts from six to 18 months, which adds an element of uncertainty to our ability to forecast revenues;

•	if we fail to introduce new or enhanced products, or if our competitors introduce new or enhanced products, sales of our products and services may not achieve expected levels and may even decline;

•	our ability to expand the mix of distribution channels through which our products are sold may be limited;

•	our products may not achieve widespread consumer acceptance, which could cause our revenues to be lower than expected;

•	our sales may be constrained by the timing of releases of third-party software that works with our products; and

•	a significant percentage of our expenses is relatively fixed, and we may be unable to reduce expenses if revenues decrease.

Acquisitions may be costly and difficult to integrate, divert management resources or dilute stockholder value

     We acquired three companies in 1999, three companies in 2000 and one company in 2001. One of these companies was sold in early 2001. The continued integration of these companies and any future acquisitions into our existing operations is a complex, time-consuming and expensive process and may disrupt our business. We have encountered substantial difficulties, costs and delays in integrating the acquired operations with our own and may continue to do so in the future. Among the issues related to integration are:

•	potential incompatibility of business cultures;

•	potential delays in rationalizing diverse technology platforms;

•	potential difficulties in coordinating geographically separated organizations;

•	potential difficulties in re-training sales forces to market all of our products across all of our intended markets;

•	potential conflicts in third-party relationships; and

•	the loss of key employees and diversion of the attention of management from other ongoing business concerns.

We depend on a limited number of clients for most of our revenue and, if any of those clients terminates its contract, our revenues and financial performance would decline

     Our business success depends in part on our relationships with a limited number of large clients. We had one client that accounted for 31% of our revenue for 2000. We expect that we will continue to derive a significant portion of our revenue from a limited number of clients in the future. A substantial number of our client contracts do not allow our clients to terminate their contracts prior to the termination date without payment of liquidated damages. These damages are usually insufficient to replace the ongoing revenue we would have otherwise received.

Market volatility may affect the price of our common stock

     The trading prices of Internet stocks in general, and ours in particular, have experienced extreme price fluctuations. Since reaching a high in 2000, our stock price has declined significantly. Any further negative change in the public’s perception of the prospects of Internet or e-commerce companies could further depress our stock price regardless of our results of operations. Other broad market and industry factors may decrease the trading price of our common stock, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions such as recession or interest rate or currency rate fluctuations, also may decrease the trading price of our common stock. In addition, our stock price could be subject to wide fluctuations in response to the following factors:

•	actual or anticipated variations in our quarterly operating results;

•	announcements of new products, product enhancements, technological innovations or new services by us or our competitors;

•	changes in financial estimates by securities analysts;

•	conditions or trends in the Internet and online commerce industries;

•	changes in the market valuations of other Internet or online service companies;

•	developments in Internet regulations;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	unscheduled system downtime;

•	additions or departures of key personnel; and

•	sales of our common stock or other securities in the open market.

We have experienced substantial losses and may not achieve profitable operations

     We have incurred substantial losses in every quarter since our inception. During the three quarters ended September 30, 2001, we have reduced our operating costs and at the same time increased our revenues. Despite our efforts to sustain this trend, we cannot ensure that we will be able to generate sufficient revenues and maintain expense control, so that we are able to achieve profitability. As a result, we may continue to incur losses, which could negatively impact the value of our common stock.

Future sales of our common stock in the public market could negatively affect our stock price

     If our stockholders sell substantial amounts of our common stock, including shares issued when options and warrants are exercised or shares of our preferred stock are converted into common stock, the market price of our common stock could fall. As of December 7, 2001, we had 61,018,653 shares of common stock outstanding, assuming no exercise of outstanding options or warrants or conversion of preferred stock. As of December 7, 2001, there were outstanding employee stock options to purchase 15,770,067 shares of our common stock, options and warrants to acquire 1,084,994 shares of our common stock, and 1,829,244 shares of preferred stock convertible into an aggregate of 9,060,983 shares of our common stock. The common stock issuable after vesting and upon exercise of these options and warrants and upon conversion of this preferred stock will be eligible for sale in the public market from time to time. The possible sale of a significant number of these shares may cause the market price of our common stock to fall. Some of the holders of restricted shares of our common stock, our preferred stock and vested options or warrants have rights that may require us to register shares of common stock with the Securities and Exchange Commission. By exercising their registration rights and causing a large number of shares to be sold in the public market, these stockholders could cause the market price of our common stock to fall.

A significant portion of our clients are in the rapidly consolidating financial services industry, which is subject to economic changes that could reduce demand for our products and services

     For the foreseeable future, we expect to derive most of our revenue from products and services we provide to the banking industry and other financial services firms such as insurance and securities brokerage companies. Changes in economic conditions and unforeseen events, like recession or inflation, could occur and reduce consumers’ use of bank services. Any event of this kind, or implementation for any reason by banks of cost reduction measures, could result in significant decreases in demand for our products and services. Mergers and acquisitions are pervasive in today’s banking industry. Our existing clients may be acquired by or merged into other financial institutions which already have their own financial Internet software solution or which decide to terminate their relationships with us for other reasons. As a result, our sales could decline if an existing client is merged into or acquired by another company.

Network or Internet security problems could damage our reputation and business

     Despite our security measures, the core of our network infrastructure could be vulnerable to unforeseen computer problems. Although we believe we have taken steps to mitigate much of the risk, we may in the future experience interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unknown security risks may result in liability to us and also may deter financial organizations from licensing our software and services. Although we intend to continue to implement and establish security measures, there can be no assurance that measures we have implemented will not be circumvented in the future, which could have a material adverse effect on our business, financial condition or results of operations. The occurrence of any of these problems could reduce product demand from potential customers and cause existing customers to terminate their license or data center contracts with us. These problems could also require us to spend significant capital to remedy any failure and could subject us to costly litigation with clients or their end users.

Our market is highly competitive and, if we are unable to keep pace with evolving technology, our revenue and future prospects may decline

     The market for our products and services is characterized by rapidly changing technology, intense competition and evolving industry standards. We have many competitors who offer various components of our suite of applications or who use a different technology platform to accomplish similar tasks. In some cases our existing clients also use some of our competitors’ products. Our future success will depend on our ability to develop, sell and support enhancements of current products and new software products in response to changing client needs. If the completion of the next version of any of our products is delayed, our revenue and future prospects could be harmed. In addition, competitors may develop products or technologies that the industry considers more attractive than those we offer or that render our technology obsolete.

We face litigation that could have a material adverse effect on our business, financial condition and results of operations

     We and some of our current and former directors and executive officers are named as defendants in a private securities class action lawsuit alleging securities fraud. It is possible that we may be required to pay substantial damages or settlement costs which could have a material adverse effect on our financial condition or results of operation. Regardless of the outcome of any of these matters, it is likely that we may incur substantial defense costs and that such actions will cause a diversion of management time and attention.

We may become involved in litigation over proprietary rights, which may be costly and time consuming

     Other parties may assert that our products, trademarks or other proprietary rights require a license of intellectual property rights or infringe, or may infringe, on their intellectual property rights. Any claims, with or without merit, could:

•	be time-consuming;

•	result in costly litigation;

•	cause product shipment delays;

•	require us to enter into royalty or licensing agreements; or

•	result in an injunction being issued against the use of our products.

     Royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all, which could harm our business, financial condition and results of operations. Litigation to determine the validity of any claims could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks, whether or not the litigation is determined in our favor. In the event of an adverse ruling, we may be required to:

•	pay substantial damages;

•	discontinue the use and sale of infringing products;

•	expend significant resources to develop non-infringing technology; or

•	obtain licenses to infringing technology.

     Our failure to develop or license a substitute technology could significantly harm our business. We expect software to be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Third parties may have, or may eventually be issued, patents that would be infringed by our products or technology. Any of these third parties could make a claim of infringement against us with respect to our products or technology. In addition, we may become involved in costly and time-consuming litigation to protect the validity of our proprietary rights, including patents and trademarks.

Infringement of our proprietary technology could hurt our competitive position and income potential

     Our success depends upon our proprietary technology and information. We rely on a combination of patent, copyright, trademark and trade secret laws and confidentiality procedures to protect our proprietary technology and information. Because it is difficult to police unauthorized use of software, the steps we have taken to protect our services and products may not prevent misappropriation of our technology. Any misappropriation of our proprietary technology or information could reduce any competitive advantages we may have or result in costly litigation. We now also have a significant international presence. The laws of some foreign countries may not protect our proprietary technology as well as the laws of the United States. Our ability to protect our proprietary technology abroad may not be adequate.

International operations and currency exchange rate fluctuations may adversely affect us

     We conduct our business worldwide and may be adversely affected by changes in demand resulting from:

•	fluctuations in currency exchange rates;

•	governmental currency controls;

•	changes in various regulatory requirements;

•	political and economic changes and disruptions;

•	difficulties in enforcing our contracts in foreign jurisdictions;

•	export/import controls;

•	tariff regulations;

•	difficulties in staffing and managing foreign sales and support operations;

•	greater difficulties in trade accounts receivable collection; and

•	possible adverse tax consequences.

     In addition, we maintain our international executive offices and a significant portion of our maintenance, consulting, and research and development operations in Europe. Therefore, our operations may also be affected by economic conditions in Europe. These risks associated with international operations may harm our business.

If we are unable to attract and retain highly skilled technical employees, we may not be able to compete

     Based on the significant growth in our operations, we believe that our future success will depend in large part on our ability to attract and retain highly skilled technical personnel. Because the development of our software requires knowledge of computer hardware, as well as a variety of software applications, we need to attract and retain technical personnel who are proficient in all these disciplines. There is substantial competition for employees with the technical skills we require. If we cannot hire and retain talented technical personnel, this could adversely affect our growth prospects and future success.

Internet-related laws could adversely affect our business

     As the Internet continues to evolve, we expect federal, state and foreign governments to adopt laws and regulations covering issues such as user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. If enacted, these laws and regulations could limit the market for Internet-based financial services. Although many of these regulations may not apply directly to our business, we expect laws regulating the solicitation, collection or processing of personal or consumer information could indirectly affect our business.

     The financial services industry is subject to extensive and complex federal and state regulation, and financial institutions operate under high levels of governmental supervision. Our customers must ensure our services and related products work within the extensive and evolving regulatory requirements applicable to them. Federal, state or foreign authorities could adopt laws, rules or regulations affecting our business operations, such as requiring us to comply with data, record keeping and other processing requirements. Any of these laws, rules or regulations, or new laws, rules and regulations affecting our customers’ businesses, could lead to increased operating costs and could also reduce the convenience and functionality of our services, possibly resulting in reduced market acceptance.

Ownership of our common stock by our officers, directors and principal stockholders may prevent a change in control

     Our directors, executive officers, principal stockholders and their affiliates beneficially own a significant percentage of our outstanding common stock. This concentration of ownership may:

•	delay, defer or prevent a change in control of our operations, which could prevent you from selling your shares at a premium;

•	impede a merger, consolidation, takeover or other business combination; or

•	discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control, and may cause the market price of our common stock to fall.

Restrictions on our export of encrypted technology could cause us to incur delays in international sales

     Our solutions use encrypted technology, the export of which is regulated by the United States government. If the United States government were to adopt new legislation restricting the export of software or encryption technology, we could experience delays or reductions in our shipments of products internationally. In addition, existing or future export regulations could limit our ability to distribute our solutions outside of the United States.

System failures or performance problems with our products could cause demand for these products to decrease, require us to make significant capital expenditures or impair client relations

     There are many factors that could adversely affect the performance, quality and desirability of our products and could delay or prevent these products from gaining market acceptance. These factors include, but are not limited to the following:

•	extraordinary end-user volumes or other events could cause systems to fail;

•	our products could contain errors, or “bugs”, which could impair the services we provide;

•	during the initial implementation of some products, we have experienced significant delays integrating software and bringing banks online, and we may experience similar difficulties or delays in connection with future implementations and upgrades to new versions; and

•	many of our products require integration with third-party products and systems, and we may not be able to integrate these products with new or existing products.

FORWARD LOOKING STATEMENTS IN THIS PROSPECTUS

     This prospectus and the documents incorporated into this prospectus by reference contain forward looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements with respect to our financial condition, results of operations and business and on the expected impact of our recent acquisitions on our financial performance. Words such as anticipates, expects, intends, plans, believes, seeks, estimates and similar expressions identify forward-looking statements.

     These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward looking statements. In evaluating a purchase of S1 common stock, you should carefully consider the discussion of the factors in the section entitled “Risk Factors” on page 3 and other risk factors as may be detailed from time to time in S1’s public announcements and filings with the Securities and Exchange Commission.

ABOUT THIS PROSPECTUS

     We have filed with the Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the offered shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.

WHERE YOU CAN FIND MORE INFORMATION

     S1 is subject to the informational requirements of the Securities Exchange Act of 1934 and files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any materials we file with the Commission at the Public Reference Room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file many of our documents electronically with the Commission, and you may access those documents over the Internet. The Commission maintains a “web site” that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the Commission’s web site is “http://www.sec.gov.”

     Our common stock is quoted on the Nasdaq Stock Market’s National Market Tier under the symbol “SONE.”

     The Commission allows us to “incorporate by reference” the information we file with them in this prospectus. This helps us disclose certain information to you by referring you to the documents we file. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference each of the documents listed below.

(a)	Our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2000.

(b)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 2001.

(c)	Our Current Reports on Form 8-K filed with the Commission on:

•	January 18, 2001;

•	February 14, 2001;

•	April 9, 2001;

•	May 2, 2001;

•	August 2, 2001;

•	August 8, 2001;

•	August 23, 2001;

•	September 10, 2001; and

•	September 27, 2001.

(d)	Our Annual Report of Employee Stock Purchase, Savings and Similar Plans for the fiscal year ended December 31, 2000.

(e)	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 30, 1998, including any amendment or report filed for the purpose of updating such description.

In addition, all documents and reports filed by S1 subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     You may obtain copies of these documents, other than exhibits, free of charge by contacting Richard Dobb, Esq., S1’s Vice President, General Counsel and Corporate Secretary at our principal office, which is located at 3500 Lenox Road, Suite 200, Atlanta, Georgia 30326, or by telephone at (404) 923-3500.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other that the date on the front of this document.

NO PROCEEDS TO THE COMPANY

     S1 will not receive any of the proceeds from sales of shares by the selling stockholders. Most of the costs and expenses incurred in connection with the registration under the Securities Act of the offered shares will be paid by S1. The selling stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholders, and share transfer and other taxes attributable to the sale of the offered shares.

SELLING STOCKHOLDERS

     A total of 1,022,503 shares of common stock may be sold by this prospectus. The shares of common stock offered by the prospectus were privately issued by us to persons or entities in connection with the acquisition of Software Dynamics, Incorporated on September 20, 2001 in a private placement transaction.

     Software Dynamics became a wholly owned subsidiary and the stockholders of Software Dynamics received 1,257,109 shares of our common stock in exchange for their shares of capital stock in Software Dynamics, Incorporated.

     Since the selling stockholders may sell all, some or none of their shares received, S1 cannot estimate the number of shares that will be sold by the selling stockholders or that will be owned by the selling stockholders upon completion of the offering.

     The table below sets forth information as of December 7, 2001 regarding the beneficial ownership of common stock by each selling stockholder. The offered shares represent approximately 3% of S1's common shares outstanding as of December 7, 2001.

Name of Selling	Number of Shares	Number of Shares
Stockholder	Beneficially Owned	Offered

Tom Shen	719,379	239,793

Culolias Living Trust	359,689	237,199

Joanna Shen	359,689	237,199

Roger Hotte	175,047	115,436

Mary Hotte	175,046	115,435

Tom Stever	3,701	2,441

Geoffrey Young	4,797	3,163

Elise Young	4,797	3,164

Robert Pill	11,636	7,674

Charles Whitley	11,636	7,674

Barton Pace	11,636	7,674

Joseph Coons	11,107	7,325

Ronald Tidwell	10,578	6,976

Teresa Jensen	7,140	4,709

Karen Walker	8,462	5,581

Carolyn Boucher	7,933	5,232

Michael Yancey	5,288	3,488

Kevin McCaffrey	5,817	3,837

Randi Schrott	1,003	662

Darren Dassinger	1,638	1,081

Timothy Fisher	527	348

Robert Ashley	263	174

Craig Barrick	1,638	1,081

Patricia Knutson	263	174

Theodore Obsitos	1,902	1,255

Lily Soley	2,009	1,325

Patrick Boone	369	244

Thomas Litwinowicz	527	348

Patricia Eberle	263	174

Cherianne Johnson	1,163	767

Ken Lefner	527	348

Katerine Rosado	263	174

Joan Marie Ronia	263	174

Lori Williams	263	174

PLAN OF DISTRIBUTION

     The selling stockholders may from time to time, in one or more transactions, sell all or a portion of the offered shares on Nasdaq or any other national securities exchange or quotation service on which the offered shares are listed or quoted at the time of sale, in the over-the-counter market, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the offered shares from time to time will be determined by the selling stockholders and, at the time of determination, may be higher or lower than the market price of the common stock as quoted on Nasdaq. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of offered shares for whom they may act as agents. Underwriters may sell offered shares to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by S1, underwriters, dealers and agents who participate in the distribution of offered shares may be entitled to indemnification by S1 against liabilities under the Securities Act or otherwise, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. The offered shares may be sold directly or through broker-dealers acting as principals or agents, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. Broker-dealers acting as principals or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of offered shares for whom they may act as agents. The methods by which the offered shares may be sold include:

•	a cross or block trade in which the broker-dealer so engaged will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	an exchange distribution in accordance with the rules of the NASD;

•	short sales or borrowings, returns and reborrowings of the shares pursuant to stock loan agreements to settle short sales;

•	privately-negotiated transactions; and

•	underwritten transactions.

     The selling stockholders and any underwriters, dealers or agents participating in a distribution of the offered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the offered shares by the selling stockholders and any commissions received by such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

     When the selling stockholder elects to make a particular offer of shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholder and any other required information.

     To comply with any applicable state securities laws, the offered shares may be sold only through registered or licensed brokers or dealers. In addition, in some states, the offered shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from registration or qualification requirement is available and is satisfied.

     S1 has agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the offered shares, including:

•	all registration and filing fees,

•	printing expenses, and,

•	fees and disbursements of counsel and accountants for S1.

     The selling stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholders and stock transfer and other taxes attributable to the sale of the offered shares. S1 also has agreed to indemnify each of the selling stockholders and their respective officers, directors and trustees and each person who controls, within the meaning of the Securities Act, a selling stockholder against losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. The selling stockholders have agreed to indemnify S1, its officers and each person who controls, within the meaning of the Securities Act, S1, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to S1 by the selling stockholders.

EXPERTS

     The consolidated financial statements and financial statement schedules as of December 31, 2000 and 1999 and for the years then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows of S1 Corporation and subsidiary for the year ended December 31, 1998 and the related financial statement schedule, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

     Hogan & Hartson L.L.P., Washington, D.C., has passed upon the validity of the common stock offered pursuant to this prospectus.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by S1 or the selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the offered shares, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of S1 since the date hereof.

_____________________

1,022,503 Shares

S1 CORPORATION

Common Stock

PROSPECTUS

December     , 2001

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated fees and expenses payable by S1 in connection with the issuance and distribution of the securities being registered:

Registration Fee	$3,876

Printing and Duplicating Expenses	3,500

Legal Fees and Expenses	5,000

Accounting Fees and Expenses	5,700

Miscellaneous	2,000

Total	$20,076

Item 15. Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware sets forth certain circumstances under which directors, officers, employees and agents may be indemnified against liability that they may incur in their capacity as such. Section 6 of S1’s Amended and Restated Certificate of Incorporation, as amended, provides for indemnification of S1’s directors, officers, employees and agents under certain circumstances. Section 6 of S1’s Amended and Restated Bylaws, as amended, provides that S1 may purchase and maintain insurance on behalf of directors, officers, employees or agents. S1 has in effect a policy of liability insurance covering its directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of S1 pursuant to the foregoing provisions, or otherwise, S1 has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by S1 of expenses incurred or paid by a director, officer, or controlling person of S1 in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, S1 will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

Exhibit
No.	Description
4.1	Amended and Restated Certificate of Incorporation of S1 Corporation (“S1”) (filed as Exhibit 1 to S1’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on September 30, 1998 and incorporated herein by reference).

4.1.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation of S1 (filed as Exhibit 4.2 to S1’s Registration Statement on Form S-8 (File No. 333-82369) filed with the SEC on July 7, 1999 and incorporated herein by reference).

4.1.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of S1 (filed as Exhibit 3.3 to S1’s Annual Report on Form 10-K for the fiscal year ending December 31, 1999 and incorporated herein by reference).

4.2	Certificate of Designation for S1’s Series B Redeemable Convertible Preferred Stock (filed as Exhibit 2 to S1’s Registration Statement on Form 8-A filed with the SEC on September 30, 1998 and incorporated herein by reference).

4.3	Certificate of Designation for S1’s Series C Redeemable Convertible Preferred Stock (filed as Exhibit 3 to S1’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference).

4.4	Certificate of Designations for S1’s Series D Convertible Preferred Stock (filed as Exhibit 3 to S1’s Current Report on Form 8-K filed with the SEC on June 7, 2000 and incorporated herein by reference).

4.5	Certificate of Designations for S1’s Series E Convertible Preferred Stock (filed as Exhibit 4.7 to S1’s Registration Statement on Form S-8 filed with the SEC on October 26, 2001 and incorporated herein by reference).

4.6	Amended and Restated Bylaws of S1, as amended (filed as Exhibit 4.7 to S1’s Registration Statement on Form S-8 (File No. 333-82383) filed with the SEC on August 9, 2000 and incorporated herein by reference).

4.7	Specimen certificate for S1’s common stock (filed as Exhibit 4 to S1’s Registration Statement on Form 8-A filed with the SEC on September 30, 1998 and incorporated herein by reference).

4.8	Specimen certificate for S1’s Series A Convertible Preferred Stock (filed as Exhibit 4.2 to S1’s Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

4.9	Specimen certificate for S1’s Series B Convertible Redeemable Preferred Stock (filed as Exhibit 4.3 to S1’s Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

4.10	Specimen certificate for S1’s Series C Redeemable Convertible Preferred Stock (filed as Exhibit 4 to S1’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference).

4.11	Specimen certificate for S1’s Series D Convertible Preferred Stock (filed as Exhibit 4 to S1’s Current Report on Form 8-K filed with the SEC on June 7, 2000 and incorporated herein by reference).

4.12	Specimen certificate for S1’s Series E Convertible Preferred Stock.

5	Opinion of Hogan & Hartson L.L.P. as to the validity of the shares being registered.

23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5).

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of KPMG LLP.

24	Power of Attorney (included on signature page).

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia on December 14, 2001.

S1 CORPORATION

By:	/s/ Jaime W. Ellertson Jaime W. Ellertson Chief Executive Officer

     We, the undersigned directors and officers of S1 Corporation, do hereby constitute and appoint Jaime W. Ellertson and Matthew Hale and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 14th day of December 2001.

Signature	Title

/s/ Jaime W. Ellertson Jaime W. Ellertson	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Matthew Hale Matthew Hale	Senior Vice President Finance (Principal Financial Officer and Principal Accounting Officer)

/s/ James S. Mahan James S. Mahan, III	Chairman of the Board

/s/ David C. Hodgson David C. Hodgson	Director

/s/ M. Douglas Ivestor M. Douglas Ivestor	Director

/s/ Howard J. Runnion Howard J. Runnion, Jr.	Director

/s/ Jackson L. Wilson Jackson L. Wilson, Jr.	Director

EXHIBIT INDEX

Exhibit
No.	Description
4.1	Amended and Restated Certificate of Incorporation of S1 Corporation (“S1”) (filed as Exhibit 1 to S1’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on September 30, 1998 and incorporated herein by reference).

4.1.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation of S1 (filed as Exhibit 4.2 to S1’s Registration Statement on Form S-8 (File No. 333-82369) filed with the SEC on July 7, 1999 and incorporated herein by reference).

4.1.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of S1 (filed as Exhibit 3.3 to S1’s Annual Report on Form 10-K for the fiscal year ending December 31, 1999 and incorporated herein by reference).

4.2	Certificate of Designation for S1’s Series B Redeemable Convertible Preferred Stock (filed as Exhibit 2 to S1’s Registration Statement on Form 8-A filed with the SEC on September 30, 1998 and incorporated herein by reference).

4.3	Certificate of Designation for S1’s Series C Redeemable Convertible Preferred Stock (filed as Exhibit 3 to S1’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference).

4.4	Certificate of Designations for S1’s Series D Convertible Preferred Stock (filed as Exhibit 3 to S1’s Current Report on Form 8-K filed with the SEC on June 7, 2000 and incorporated herein by reference).

4.5	Certificate of Designations for S1’s Series E Convertible Preferred Stock (filed as Exhibit 4.7 to S1’s Registration Statement on Form S-8 filed with the SEC on October 26, 2001 and incorporated herein by reference).

4.6	Amended and Restated Bylaws of S1, as amended (filed as Exhibit 4.7 to S1’s Registration Statement on Form S-8 (File No. 333-82383) filed with the SEC on August 9, 2000 and incorporated herein by reference).

4.7	Specimen certificate for S1’s common stock (filed as Exhibit 4 to S1’s Registration Statement on Form 8-A filed with the SEC on September 30, 1998 and incorporated herein by reference).

4.8	Specimen certificate for S1’s Series A Convertible Preferred Stock (filed as Exhibit 4.2 to S1’s Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

4.9	Specimen certificate for S1’s Series B Convertible Redeemable Preferred Stock (filed as Exhibit 4.3 to S1’s Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

4.10	Specimen certificate for S1’s Series C Redeemable Convertible Preferred Stock (filed as Exhibit 4 to S1’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference).

4.11	Specimen certificate for S1’s Series D Convertible Preferred Stock (filed as Exhibit 4 to S1’s Current Report on Form 8-K filed with the SEC on June 7, 2000 and incorporated herein by reference).

4.12	Specimen certificate for S1’s Series E Convertible Preferred Stock.

5	Opinion of Hogan & Hartson L.L.P. as to the validity of the shares being registered.

23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5).

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of KPMG LLP.

24	Power of Attorney (included on signature page).